EXHIBIT 4.18

CUSTODIAL AGREEMENT

by and among

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP
as Guarantor LP

and

ROYAL BANK OF CANADA
as Issuer

and

COMPUTERSHARE TRUST COMPANY OF CANADA
as Custodian and Bond Trustee

June 24, 2013

CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT is made as of the 24th day of June, 2013.

BY AND AMONG:
(1)
RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose principal office of the Partnership is located at 155 Wellington Street West, 14th Floor, Toronto, Ontario, Canada M5V 3K7, by its managing general partner RBC COVERED BOND GP INC. (hereinafter the “Guarantor LP”);

(2)
ROYAL BANK OF CANADA, a bank named in Schedule I to the Bank Act (Canada), whose executive office is at Royal Bank Plaza, South Tower, 8th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5, acting in its capacity as Issuer (hereinafter the “Issuer”); and

(3)
COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company formed under the laws of Canada, whose registered office is at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, Canada, M5J 2Y1, acting in its capacity as Custodian (hereinafter the “Custodian”) and as Bond Trustee (hereinafter, in such capacity, the “Bond Trustee”).

WHEREAS:

(A)	Under the terms of the Programme, the Issuer will issue Covered Bonds on each Issue Date.

(B)	In connection with the Programme, the Issuer is required to engage a qualified custodian in accordance with the Guide.

(C)	The Custodian is qualified to act as custodian in accordance with the Guide; and

(D)	The Custodian, the Guarantor LP, and the Issuer have agreed to enter into this Agreement to, among other things, provide for the appointment and duties of the Custodian.

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

SECTION 1
DEFINITIONS AND INTERPRETATION

1.1	Master Definitions and Construction Agreement

The amended and restated master definitions and construction agreement dated June 24, 2013 made between, inter alia, the parties to this Agreement (as the same may be amended, varied or supplemented from time to time with the consent of the parties thereto) (the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

SECTION 2
APPOINTMENT OF CUSTODIAN

2.1	Appointment of Custodian.

The Guarantor LP hereby appoints the Custodian as custodian of the Custodial Documents and the Custodian accepts such appointment. The Custodian shall exercise the same degree of care in the safekeeping of the Custodial Documents as it uses in respect of its own property of a similar nature in its custody. The Custodian shall have no liability or responsibility for any property of the Guarantor LP until it in fact is received by the Custodian.

2.2	Representations, Warranties and Covenants of the Custodian

The Custodian represents and warrants (and continues to represent and warrant for as long as it continues to be Custodian) and Covenants as follows, and acknowledges that the Issuer, the Guarantor LP and the Bond Trustee are relying on such representations, warranties and covenants in entering into, and performing their obligations under, this Agreement:

(a)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities under this Agreement;

(b)	it is a federally chartered institution authorized to act in a fiduciary capacity with respect to valuable documents;

(c)
it is equipped with secure, fireproof storage facilities, with adequate controls on access to assure the safety, confidentiality and security of the Custodial Documents, in accordance with customary standards for such storage facilities;

(d)	it uses employees who are knowledgeable in the handling of mortgage and security documents and in the duties of a mortgage and security document custodian;

(e)
it has computer systems that can accept electronic versions of asset details, and be able to transmit that data to CMHC, the Asset Monitor, the Guarantor LP, the Issuer, the Servicer, or their respective authorized representatives, in a form that is generally readable by computer systems which would reasonably be expected to be maintained by such person;

(f)	it is at arm’s length from (and otherwise independent and not an Affiliate of) the Issuer;

(g)	if regulated, it is in regulatory good standing;

(h)	it is in material compliance with its internal policies and procedures (including risk management policies), if any, relevant to the execution, delivery and performance of this Agreement;

(i)	it is in material compliance with all applicable laws, regulations and rules relevant to the execution, delivery and performance of this Agreement;

(j)
it will satisfy such other reasonable requirements as CMHC may expressly claim necessary on the part of the Custodian for purposes of verifying the Issuer, the Guarantor LP’s and/or the Programme’s Compliance with any requirement of the Guide or Part I.1 of the National Housing Act (Canada); and

(k)
it shall comply with, and perform its obligations under, the provisions of the Guide, and of the Transaction Documents (including following the executing of this Agreement, this Agreement) to which it is a party, in each case applicable to it.

SECTION 3
CONCERNING THE CUSTODIAN

3.1	General Powers and Duties.

The Custodian is authorized to and agrees to receive and hold the Custodial Documents. It is the Issuer’s or the Guarantor LP’s responsibility to deliver or cause to be delivered to the Custodian, promptly, and in any event no later than 15 Business Days, in a timely manner all documents, data and any replacement thereof or updates thereto to be delivered to the Custodian, in accordance with terms of the Transaction Documents and the requirements set out in the Guide. The Custodian shall segregate and maintain continuous custody and control of all documents and data deposited with it and shall hold any such physical documents in secure and fireproof facilities, in accordance with customary standards for such storage.

The Custodian shall remain responsible for the Custodial Documents until the earlier of:

(a)
the termination of this Agreement in accordance with Section 6 and the delivery of the Custodial Documents to a replacement Custodian in accordance with the terms of this Agreement (it being acknowledged that the replacement Custodian shall be responsible for the safe transfer of the Custodial Documents to its premises and systems);

(b)
notice from the Guarantor LP, the Issuer and the Bond Trustee that the Programme has been terminated, whereupon the Custodian shall (i) release the Custodial Documents to the Issuer (or, in the case of Custodial Documents related to Eligible Loans or Substitute Assets, to their owner) or as it may direct in writing, or (ii) destroy the Custodial Documents in accordance with procedures satisfactory to the Issuer (or, in the case of data and documents related to Eligible Loans or Substitute Assets, to their owner) all in accordance with its written directions; or

(c)
in relation to a particular Eligible Loan or Substitute Asset, its disposition by the Guarantor LP or its maturity (whereupon the Custodian shall either (i) release the particular Custodial Documents related to such Eligible Loan or Substitute Asset to its owner (or as it may direct in writing) or (ii) destroy such Custodial Documents in accordance with procedures satisfactory to its owner, all in accordance with its written directions).

3.2	Acknowledgment of Receipt of Custodial Documents.

The Custodian shall acknowledge receipt of any Custodial Documents promptly following receipt thereof by delivering a notice to the Issuer, the Guarantor LP and the Bond Trustee in the form attached as Schedule A setting out the Custodial Documents received.

3.3	Confidentiality.

The Custodian agrees to keep confidential all information of any kind whatsoever provided to it in its capacity as Custodian hereunder save for:

(a)
information which it is expressly authorized to provide to the Guarantor LP, the Rating Agencies, the Issuer, the Bond Trustee, the Servicer, CMHC or any other party under the terms of this Agreement, the other Transaction Documents or pursuant to the Guide;

(b)	information which is public knowledge otherwise than as a result of the wrongful conduct of the Custodian;

(c)
information that the Custodian is required to disclose pursuant to the laws of the Province of Ontario or the federal laws of Canada applicable therein or the order of any court of the Province of Ontario or any court competent to the appeals therefrom or pursuant to any direction, request or requirement (whether or not having the force of law) of any governmental or other regulatory or taxation authority in Canada or the United Kingdom (including, without limitation, any official bank examiners or regulators), or any stock exchange on which securities issued by the Issuer are listed;

(d)	information which the Custodian wishes to disclose to its professional indemnity insurers or advisers where such insurers or advisers receive the same under a duty of confidentiality;

(e)
information which the Custodian is required to disclose to the relevant authorities on a public interest disclosure basis or in order to comply with its statutory obligations relating to money laundering and the proceeds of crime;

(f)	information disclosed to professional advisers of the Custodian who receive the same under a duty of confidentiality in substantially the same terms as this Section 3.3; and

(g)	information disclosed with the prior written consent of the Guarantor LP and the Issuer.

The parties agree that the Custodian shall not be required to disclose to any other party any information which is confidential to any other client of the Custodian and any information received by the Custodian other than by reason of, or in their capacity as, Custodian pursuant to the terms of this Agreement. In all cases and without limiting the foregoing, each party shall comply at all times with Applicable Privacy Laws in the performance of its obligations under this Agreement.

SECTION 4
CONCERNING THE CUSTODIAL DOCUMENTS

4.1	Access to and release of Custodial Documents

Without limiting Section 4.2, the Custodian shall provide access to, copies of or release the Custodial Documents to the Guarantor LP, or to such other person as the Guarantor LP may direct in writing from time to time, which entity shall specify the reason therefor, and the Custodian shall be entitled to rely on such directions as good and valid authority therefor.

4.2	Access to Asset Monitor and CMHC in respect of Custodial Documents

Upon the prior written request of the Asset Monitor to the Custodian the Custodian shall make available to the Asset Monitor during business hours all Custodial Documents for the purposes of enabling the Asset Monitor to perform its responsibilities in relation to the Programme.

Upon the reasonable request of CMHC to the Custodian, the Custodian shall make available to CMHC during business hours all Custodial Documents, if required by CMHC to verify that the Issuer, Guarantor LP and/or the Programme are in compliance with any requirement of the Guide and Part I.1 of the National Housing Act (Canada).

Upon receipt of any such request, the Custodian shall promptly notify the Issuer and the Guarantor LP in writing of the receipt thereof and unless otherwise prohibited shall provide details as to the nature of any such request.

SECTION 5
COMPENSATION AND EXPENSES

5.1	Fees and Expenses.

The Issuer, and following a Covered Bond Activation Event, the Guarantor LP, shall pay to the Custodian for services under this Agreement the fees as agreed from time to time in writing by the Custodian and the Issuer, and following a Covered Bond Activation Event, the Guarantor LP.

5.2	Financial Liability of Custodian

None of the provisions contained in this Agreement or any supplement shall require the Custodian to expend or risk its own funds or otherwise incur financial liability in the performance of its obligations under this Agreement.

SECTION 6
TERMINATION AND REPLACEMENT

6.1	Termination.

This contract may be terminated:

(a)
by the Custodian, at any time, by resigning from its appointment under this Agreement and providing the Guarantor LP, the Issuer and the Bond Trustee with 60 days’ prior written notice, provided that the Custodian shall use its reasonable efforts to assist with the appointment of a replacement custodian that is qualified to act as Custodian in accordance with the terms of the Guide and agrees to perform the duties (or substantially similar duties) of the Custodian set out in this Agreement.

(b)
by the Guarantor LP, (i) at any time but subject to the prior written consent of the Bond Trustee or (ii) unilaterally upon a default by the Custodian in the performance or observance of any of its covenants and obligations under this Agreement (including the representations, warranties and covenants contained in Section 2.2) if such breach continues unremedied for a period of thirty (30) days after receipt by the Custodian of written notice from the Guarantor LP requiring the same to be remedied. Upon such termination, the Guarantor LP, and prior to the occurrence of a Covered Bond Guarantor Acceleration Event, the Issuer, shall use reasonable efforts to locate a replacement Custodian that is qualified to act as Custodian in accordance with the terms of the Guide and is approved by the Bond Trustee (such replacement to be approved by the Bond Trustee if the replacement is qualified to act as Custodian in accordance with the terms of the Guide and agrees in writing to perform the duties (or substantially similar duties) of the Custodian set out in this Agreement).

6.2	Delivery of Assets.

The Custodian agrees to deliver the Custodial Documents as soon as practicable after termination of the Agreement to or as instructed by or on behalf of the Guarantor LP.

SECTION 7
NOTICE

7.1	Notices.

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, or by facsimile transmission to facsimile number set forth below, as applicable:

(a)	in the case of the Guarantor LP, to:

RBC Covered Bond Guarantor Limited Partnership
155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada  M5V 3K7

Attention: Senior Manager, Securitization
Facsimile number: 416-974-1368

(b)	in the case of the Issuer, to:

Royal Bank of Canada
155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada  M5V 3K7

Attention: Senior Manager, Securitization
Facsimile number: 416-974-1368

(c)	in the case of the Custodian or the Bond Trustee, to:

Computershare Trust Company of Canada
100 University Avenue
9th Floor, North Tower
Toronto, Ontario,
Canada M5J 2Y1

Attention: Manager, Corporate Trust
Facsimile number: (416) 981-9777

Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post, or (ii) if transmitted by facsimile transmission on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission.

Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

Notwithstanding anything else in this Section 7.1 and provided that each give their prior consent to such delivery, the Custodian may send notice to or otherwise communicate with any of the Guarantor LP, the Issuer, or the Bond Trustee by electronic mail.  Each of the Guarantor LP, the Issuer, and the Bond Trustee shall be deemed: (i) to have received any electronic mail sent by the Custodian pursuant to the terms of this Section 7.1 subject to the risks (including the security risks of interception, unauthorized access, corruption or viruses) of communications via electronic mail and (ii) to have performed reasonable virus checks required in connection with the receipt of electronic mail.

SECTION 8
MISCELLANEOUS

8.1	Representation.

Each party represents that it has the power and authority to enter into and perform its obligations under this Agreement, that the person or persons signing this Agreement on behalf of the named party are properly authorized and empowered to sign it and that the Agreement is valid and binding on the party and enforceable against the party in accordance with its terms.

8.2	Subordination of Rights

The Custodian hereby agrees that it shall not take any steps for the purpose of recovering any amounts payable to it under or pursuant to this Agreement (including, without limitation, by exercising any rights of set-off) or procuring the winding up, administration or liquidation of the Guarantor LP in respect of any of its liabilities whatsoever unless a Guarantor LP Acceleration Notice shall have been served.

The Custodian agrees to be bound by the terms of the Priorities of Payment set out in Article 6 (Priorities of Payments) of the Guarantor LP Agreement and in the Security Agreement. Without prejudice to the above, the Custodian further agrees that, notwithstanding any other provision contained herein, it will not demand or receive payment of, or any distribution in respect of or on account of, any amounts payable by the Guarantor LP or the Issuer as applicable, to the Custodian under the Custodial Agreement, in cash or in kind, and will not apply any money or assets in discharge of any such amounts payable to it (whether by set off or by any other method), unless all amounts then due and payable by the Guarantor LP to all other creditors ranking higher in the relevant Priorities of Payments have been paid in full.

Without prejudice to the above, whether in the liquidation of the Guarantor LP or any other party to the Transaction Documents or otherwise, if any payment or distribution (or the proceeds of any enforcement of any security) is received by the Custodian in respect of any amount payable by the Guarantor LP or the Issuer, as applicable, to the Custodian under this Agreement at a time when, by virtue of the provisions of this Agreement, the Guarantor LP Agreement and the Security Agreement, no payment or distribution should have been made, the amount so received shall be held by the Custodian upon trust for the entity from which such payment was received and shall be paid over to such entity forthwith upon receipt (whereupon the relevant payment or distribution shall be deemed not to have been made or received).

Without prejudice to the above, the Custodian shall not claim, rank, prove or vote as a creditor of the Guarantor LP or its estate in competition with any prior ranking creditors in the relevant Priorities of Payments, or claim a right of set-off until all amounts then due and payable to creditors who rank higher in the relevant Priorities of Payments have been paid in full.

Neither the Guarantor LP nor the Issuer, as applicable, shall pay or repay, or make any distribution in respect of, any amount owing to the Custodian under this Agreement (in cash or in kind) unless and until all amounts then due and payable by the Guarantor LP or the Issuer, as applicable, to all other creditors ranking higher in the relevant Priorities of Payments have been paid in full.

The perpetuity period for the trusts in this Section 8.2 shall be 80 years.

8.3	The Bond Trustee

If there is any change in the identity of the Bond Trustee, the parties to this Agreement shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement.  The Guarantor LP shall indemnify the Custodian for all reasonable costs incurred by the Custodian in relation to such change.

The Bond Trustee has agreed to become a party to this Agreement for the better preservation and enforcement of its rights under this Agreement but shall have no responsibility for any of the obligations of, nor assume any liabilities to, the Custodian, the Issuer or the Guarantor LP hereunder.  For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the Trust Deed and the Security Agreement.  Any liberty or right which may be exercised or any determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefor and the Bond Trustee shall not be responsible for any liability occasioned by so acting, if acting in accordance with the terms of the Trust Deed and the Security Agreement, but without prejudice to the obligation of the Bond Trustee to act reasonably.

8.4	Indemnity

The Guarantor LP and the Issuer shall jointly and severally indemnify and save harmless the Custodian, its directors, officers, employees and agents from and against all liabilities, claims and demands whatsoever arising from the Custodian acting pursuant to this Agreement, unless arising from a bad faith, gross negligence or wilful misconduct of the Custodian. Notwithstanding any resignation or removal of the Custodian, such indemnity shall continue in respect of all actions taken by the Custodian pursuant to this Agreement prior to any such resignation or removal.

8.5	Entire Agreement.

This Agreement contains the entire agreement between the parties hereto in relation to the services to be performed hereunder and supersedes any prior agreements, understandings, arrangements, statements or representations relating to such services.  Nothing in this Section or Agreement shall operate to limit or exclude any liability for fraud.

8.6	Further Provisions

The respective rights of the parties under this Agreement are cumulative, and may be exercised as often as they consider appropriate and are in addition to their respective rights under the general law.  The respective rights of each of the parties hereto in relation to this Agreement (whether arising under this Agreement or under the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing.  In particular, any failure to exercise or any delay in exercising of any such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right.  No act or course of conduct or negotiation on their part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or any variation of any such right.

If any of the provisions of this Agreement become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, each party hereto hereby waives any provision of law (where permitted by law) which renders any provision of this Agreement prohibited or unenforceable in any respect.

8.7	Non-Petition

The Custodian agrees that it shall not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor LP, or any of the general partners of the Guarantor LP, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer under the Programme shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Covered Bonds shall have been outstanding.  The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

8.8	Modification

No amendment, modification or variation of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorized by) each of the parties hereto.

8.9	Counterparts

This Agreement may be executed in any number of counterparts (manually or by facsimile), and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

8.10	No Assignment

No party to this Agreement may assign, novate, transfer or sub-contract any of its rights or obligations under this Agreement other than with the prior consent of the other parties to this Agreement, which consent may not be unreasonably withheld or delayed.

8.11	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Ontario and the laws of Canada applicable therein.

8.12	Submission to Jurisdiction

Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the Ontario courts in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined by such courts.  Each party to this Agreement hereby irrevocably waives, to the fullest extent it may possibly do so, any defence or claim that the Ontario courts are an inconvenient forum for the maintenance or hearing of such action or proceeding.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its general partner RBC COVERED BOND GP INC.

Per:	/s/ David Power
Name: David Power
Title: President

ROYAL BANK OF CANADA

Per:	/s/ James Salem
Name: James Salem
Title: Executive Vice-President and Treasurer

Per:	/s/ David Power
Name: David Power
Title: Vice-President, Corporate Treasury

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/ Mircho Mirchev
Name: Mircho Mirchev
Title: Corporate Trust Officer
Per:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

SCHEDULE A

FORM OF NOTICE

To:          RBC Covered Bond Guarantor Limited Partnership
155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada  M5V 3K7

Royal Bank of Canada
155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada  M5V 3K7

Computershare Trust Company of Canada
100 University Avenue
9th Floor, North Tower
Toronto, Ontario,
Canada M5J 2Y1

RE: Receipt of Custodial Documents in connection with Royal Bank of Canada’s Global Covered Bond Programme

1	Pursuant to the Section 3.2 of the Custodial Agreement, the Custodian hereby provides you with notice that it is in receipt of the following Custodial Documents:

(a)	[insert name/description of Custodial Document]

2
The expressions defined in the amended and restated master definitions and construction agreement dated June 24, 2013 made between, inter alia, the parties to the Custodial Agreement (as the same may be amended, varied or supplemented from time to time with the consent of the parties thereto) (the “Master Definitions and Construction Agreement”) shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this notice and this notice shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:
Name:
Title:
Per:
Name:
Title: